FS-8 Page 1 of 2
Delaware Operating Services Company Balance Sheet (Dollars in Thousands) (Unaudited)
ASSETS	As of June 30, 2003
Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Interest and taxes receivable	*
Other prepayments	*
*

Deferred Charges and Other Assets
Deferred income tax	*
Prepaid pension cost	*
*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Accounts payable	*
Accounts payable to associated companies	*
Notes payable to associated companies	*
Other	*
*

Deferred Credits and Other Liabilities
Pension and OPEB	*

Capitalization
Common stock	*
Additional paid in capital	*
Retained earnings	*
*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.

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Delaware Operating Services Company Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Six Months Ended June 30, 2003

OPERATING REVENUES	*

OPERATING EXPENSES
Cost of sales	*
Operation and maintenance	*
Taxes other than income taxes	*
*
OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.